Exhibit (21)

         List of Subsidiaries

         Tidelands Oil & Gas Corporation has two Texas corporation subsidiaries:

         (1) Tidelands Oil Corporation
         (2) Tidelands Gas Corporation

Exhibit (27) Financial Data Schedule

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